Exhibit 10.28

Tempest Therapeutics, Inc.

2000 Shoreline Court, Suite 400

Brisbane, CA 94005

November 19, 2025

Matthew Angel, Ph.D.

VIA EMAIL

Re: Executive Employment Agreement

Dear Matthew:

Tempest Therapeutics, Inc. (“Tempest” or the “Company”) is pleased to offer you employment on the terms set forth in this letter agreement (the “Agreement”). This offer of employment is conditioned upon the closing of the transactions contemplated by the asset purchase agreement, entered into as of November 19, 2025, by and among the Company, Factor Bioscience Inc., and Erigen LLC (the “Transaction”). If the Transaction does not close, then this Agreement will have no effect, will not be binding on the Company, and neither you nor the Company shall have any rights or obligations hereunder. Your employment with the Company will start upon the closing of the Transaction (the “Start Date”).

1.
Position; Duties. You will serve as President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”). You agree to devote substantially all of your professional efforts to the performance of your duties. You are also required to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms and conditions set forth herein.
2.
Salary. Your annualized base salary will be $650,000, less applicable deductions and withholdings, payable in accordance with the Company’s payroll practices, as may be in effect from time to time.
3.
Benefits. You will be eligible to participate in the benefits to be offered by Tempest on the same terms and conditions as it makes such benefits available to employees in positions similar to your position. As is the case of all employee benefits, such benefits will be governed by the terms and conditions of applicable Tempest plans or policies, which are subject to change or discontinuation at any time.
4.
Expenses. Tempest shall reimburse you for all reasonable expenses of the type authorized by Tempest and incurred by you in the performance of your duties under this Agreement, all in accordance with the Company’s reimbursement policies.
5.
Equity Award. Subject to approval by the Board, the Company anticipates granting you an option to purchase a number of shares of the Company’s common stock equal to 2% of Company’s outstanding shares on Start Date at a price per share equal to the fair market value on the grant date, as determined by the Board (the “Option”). The Option shall vest over a four-year period, with one quarter (1/4) of the shares subject to the Option vesting on the first anniversary of the grant date, and the remaining shares vesting equally over the following 36 months of continuous service. The Option shall be issued pursuant to the terms and conditions of the Company’s Amended and Restated 2023 Equity Incentive Plan, as may be amended from time to time (the “Plan”). Beginning in calendar year 2027, and in the Company’s sole discretion, you will be considered for future equity incentive award grants under the Plan (“Future Award”). The Option and any Future Award shall be governed in all respects by the terms of the Plan, the grant notices and the option agreements, and the Company’s policies in effect from time to time.
6.
Annual Discretionary Bonus. Each year, you will be eligible to earn a discretionary bonus, with a target equal to 50% of your annual base salary. Whether you receive a bonus, and the amount of any such bonus, will be determined by the Board in its sole discretion, and will be based upon achievement of performance objectives, as well as such other criteria, each as determined by the Board. If you are awarded any bonus for 2025, such bonus will be pro-rated based upon your Start Date. In order to earn and receive the Annual Discretionary Bonus, you must remain employed by the Company through and including the bonus payout date.
7.
At Will Employment; Severance.
(a)
At-Will Employment. Your employment with the Company will be “at-will.” This means that either you or Company may terminate your employment at any time, with or without Cause (as defined below), and with or without advance notice.
(b)
Termination For Cause; Resignation Without Good Reason. If, at any time, the Company terminates your employment for Cause, or if you resign without Good Reason (as defined below), or if your employment terminates as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including severance benefits.
(c)
Termination without Cause or Resignation for Good Reason Unrelated to Change in Control. If, outside of a Change in Control Period (as defined below), the Company terminates your employment without Cause or you resign for Good Reason, and other than as a result of your death or disability, and provided such termination constitutes a “Separation from Service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to the preconditions set forth in Section 9 below, you will be entitled to receive the following severance benefits:

(i) The Company will pay you an amount equal to 12 months of your then-current base salary plus your annual bonus at 100% of target in the calendar year in which your employment is terminated, prorated based on the number of days you are employed in that calendar year, less all applicable withholdings and deductions (the “Non-CIC Severance Payment”). The Non-CIC Severance Payment will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than 60 days following your Separation from Service date, and shall be for any accrued base salary for the 60-day period plus the period from the 60th day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates (and in no event less frequently than once per calendar month).

(ii) If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company will pay the entire COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the 12-month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, and (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums hereunder would result in a violation of applicable law, then in lieu of paying COBRA premiums pursuant to this paragraph, the Company shall pay you, on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, less applicable deductions and withholdings, for the remainder of the COBRA Payment Period. If you become eligible for such coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(d)
Termination without Cause or Resignation for Good Reason Related to Change in Control. If, during a Change in Control Period (as defined below), the Company terminates your employment without Cause, or you resign for Good Reason, and other than as a result of your death or disability, and provided such termination constitutes a Separation from Service, then subject to the preconditions set forth in Section 9 below, you will be entitled to receive the following severance benefits:

(i) The Company will pay you an amount equal to 18 months of your then-current base salary plus your annual bonus at 150% of target in the calendar year in which your employment is terminated, prorated based on the number of days you are employed in that calendar year, less all applicable withholdings and deductions (the “CIC Severance Payment”). The CIC Severance Payment will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than 60 days following your Separation from Service date, and shall be for any accrued base salary for the 60-day period plus the period from the 60th day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates (and in no event less frequently than once per calendar month).

(ii) If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company will pay the entire COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the 18-month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, and (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (the “CIC COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums hereunder would result in a violation of applicable law, then in lieu of paying COBRA premiums pursuant to this paragraph, the Company shall pay you, on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, less applicable deductions and withholdings, for the remainder of the CIC COBRA Payment Period. If you become eligible for such coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

(iii) The Company will fully accelerate the vesting of your equity awards such that you will be deemed fully vested in all such awards.

8.
Severance Conditions. Your receipt of the severance benefits set forth in Sections 7(b) or 7(c) is conditional upon (a) your continuing to comply with your contractual obligations to the Company; (b) your resignation from the Board; and (c) your delivering to the Company an effective and irrevocable general release of claims in favor of the Company within the timeframe specified therein.
9.
Definitions.
(a)
Cause. For purposes of this Agreement, “Cause” means conduct involving one or more of the following by you: (i) your willful and continued failure or refusal to perform material, lawful duties required of you as an employee of the Company, which failure continues for, or is not permanently cured within, a period of 30 days after written notice given to you by Tempest, except in the case of your physical or mental illness; (ii) your gross negligence, willful misconduct or intentional misrepresentation in connection with the performance of your duties; (iii) the conviction of (x) a felony or (y) a misdemeanor involving moral turpitude, or fraud; (iv) the commission of an act of embezzlement or fraud; or (v) the material breach of any agreement between Tempest and you, which breach is not cured (if deemed curable by the Company in its reasonable discretion) within 30 days after written notice given to you by Tempest.
(b)
Good Reason. For purposes of this Agreement, “Good Reason” means, without your express prior written consent, any of the following actions taken by the Company: (i)
any reduction in your base salary unless pursuant to a salary reduction program applicable generally to the Company’s senior executive employees; (ii) a material reduction in your duties (including responsibilities and/or authorities); (iii) a material change in the geographic location at which you provide services to the Company; (iv) the material breach of this Agreement by the Company; (v) the appointment of an officer of the Company whose responsibilities, function, title, reports and reporting would indicate that you are subordinate to such officer; or (vi) you no longer serve as an officer with a similar title or responsibilities at the “top-level” corporate entity following a Change in Control of the Company. In order to resign for Good Reason, you must provide written notice to the Company within 30 days of the initial existence of the condition constituting Good Reason, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions, including the designation as the Company’s principal executive officer, you then hold with the Company not later than 30 days after the expiration of the cure period.
(c)
Change in Control. For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the Plan.
(d)
Change in Control Period. For purposes of this Agreement, a Change in Control Period means the 3 month period prior to and 12 month period following, a Change in Control.
10.
Section 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. Your right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments will not be provided to you prior to the earliest of (a) the expiration of the six-month period measured from the date of Separation from Service, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. With respect to reimbursements or in-kind benefits provided hereunder (or otherwise) that are not exempt from Section 409A, the following rules will apply: (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one taxable year will not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (y) in the case of any reimbursements of eligible expenses, reimbursement will be made on or before the last day of the taxable year following the taxable year in which the expense was incurred and (z) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to amend this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of severance benefits hereunder or imposition of any additional tax. In no event will the Company reimburse you for any taxes or other costs that may be imposed on you as result of Section 409A.
11.
280G.
(a)
If any payment or benefit you will or may receive from the Company or from another source (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) will equal the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)
Notwithstanding any provision of paragraph (a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(c)
If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 10(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 10(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 10(a), you will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
12.
Outside Activities. During your employment with Tempest, you will devote substantially all, but in no case less than 40 hours per week, of your professional efforts to the business of Tempest, except that you may engage in the business activities described on Appendix A of this Agreement, and other activities that may be approved in advance by the Nominating and Governance Committee of the Company’s Board of Directors, in each case, so long as these activities do not interfere or conflict with your obligations to the Company. You will not be in violation of any obligation to the Company simply by virtue of your participation in the activities listed in Appendix A, but you remain subject to any obligations you have to the Company under any employee confidentiality and inventions assignment agreement between you and the Company and Company policies.
13.
Confidentiality Obligations. As condition of your employment, you must sign and abide by an employee confidentiality and inventions assignment agreement between you and the Company. By signing this Agreement, you are also representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.
14.
Arbitration. To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this Agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims (including but not limited to, the Massachusetts Antidiscrimination Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act,Mass. Gen. Laws ch. 149), arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/) and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise unenforceable, as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as you or the Company would otherwise be entitled to seek in a court of law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement or as otherwise provided under applicable law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
15.
Miscellaneous. This Agreement (including the agreements referenced herein) is the complete and exclusive statement of your agreement with the Company on the subject matters herein, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and the Chief Executive Officer. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company will be governed in all aspects by the laws of the Commonwealth of Massachusetts.

This offer is subject to satisfactory proof of your right to work in the United States and satisfactory completion of a Company-required background check. If you agree to the terms and conditions set forth herein, please sign below.

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

/s/ Stephen R. Brady

Stephen R. Brady

Accepted and agreed:

/s/ Matthew Angel

Matthew Angel, Ph.D.

Date: November 19, 2025

Appendix A

APPROVED ACTIVITIES